Exhibit 10.1

CONFIDENTIAL SEPARATION AND RELEASE AGREEMENT

This Confidential Separation and Release Agreement (hereinafter the “Agreement”) is made by and between Jon Routledge (hereinafter “you” or “Employee”) and Highway Toll Administration, LLC (hereinafter “HTA” or “the Company”) (together “the Parties”) to set forth the Parties’ agreement concerning the terms and conditions that will govern the termination of the employment relationship between Employee and the Company. The Parties agree as follows:

1.	Transition Period and Separation Date.

The employment relationship between Employee and the Company will end on the close of business on January 4, 2019 (“the Separation Date”), although from the date of receipt of this Agreement through the Separation Date (“the Transition Period”), Employee will not be permitted or required to work out of any Company or its affiliates’ offices, unless expressly requested to do so by David Roberts or his designee, with the exception of the week of November 12 through 16, 2018, during which time Employee is expected to work out of his regular office in Roslyn, NY.   During the Transition Period, Employee must be available during regular business hours to perform work, including assisting the Company with the transition of responsibilities to others, as directed by David Roberts. Specifically, Employee will be required to actively and effectively assist with the transition of the ABG and EHI customer relationships to others at the Company (or its affiliates), which may require travel.

2.	Pay, Expenses, and Benefits.

a.Salary and Expenses.  The Company will pay Employee at his normal salary rate in accordance with the Company’s standard payroll practices through the Separation Date.  Employee will be reimbursed for any unreimbursed expenses incurred prior to the Separation Date per Company policy.  Reimbursement requests must be submitted before the Separation Date.

b.Benefit Plans and Programs.  As of the Separation Date, Employee will cease to earn, accrue, or be eligible for benefits, coverage, or perquisites under the benefit plans and programs provided to employees of the Company, with the sole exception of the specific benefits promised in Section 3, and with the exception of health benefits which shall continue for the full month in which the Separation Date occurs in accordance with their terms as of immediately prior to the Separation Date. Any vested benefits to which Employee may be entitled under any Company-sponsored 401(k) plan will be provided in accordance with and subject to the terms of that plan, including any terms regarding the timing, form, and manner of contributions and payment.  Any grant of equity units to Employee shall be governed by the terms of the Verra Mobility Corporation 2018 Equity Incentive Plan and related agreements.

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3.	Separation Benefits.

In exchange for Employee’s promises set forth in this Agreement and compliance therewith, and contingent upon Employee’s valid execution of this Agreement, the Company will provide Employee with the separation benefits described in this Section 3 (collectively, “the Separation Benefits”).

(a)Severance Payment.  HTA (or its successor payroll entity) will pay Employee his base salary as in effect on the Separation Date for a 12 month period, in accordance with its regular pay-roll cycle, commencing within 10 business days after the Effective Date (as defined in Section 10) (“the Severance Payment”).  The Severance Payment shall not be eligible for 401(k) plan contributions.  The Severance Payments will cease being made on the earlier of (a) Employee’s failure to comply with any obligation set forth in this Agreement; or (b) the end of the 12 month period following the commencement of the Severance Payments.

(b)Health Plan Payments. HTA (or its successor payroll entity) will pay Employee the Company cost of group health insurance, based on the Company’s proportional cost immediately prior to the Separation Date, to cover Employee and his eligible dependents in the Company’s medical, dental, and vision insurances in which they participated immediately prior to the Separation Date (which shall be grossed up to account for withholding) (the “Health Plan Payments”) for up to a 6 month period.  The Health Plan Payments will commence with the Severance Payment, and shall cease being made on the earlier of (a) the first day of the first full month in which Employee becomes eligible through subsequent employment to participate in a group healthcare plan, and Employee agrees to inform the Company promptly open receiving an offer of employment that he has accepted, including the start date of his health care coverage eligibility; (b) Employee’s failure to comply with any obligation set forth in this Agreement; or (c) the end of the 6 month period following the commencement of the Severance Payment. Employee will be required to apply for and directly pay the full cost of the premiums, pursuant to COBRA.  All coverage will be subject to the terms of the plan and any plan amendments or changes that are made in plan design, coverage, offerings, premiums, deductibles, co-pays or plan administration.

(c)Bonus Payment.  Under the terms of the Verra Mobility Annual Incentive Bonus Plan (effective August 13, 2018 for Plan year 2018) (the “Bonus Plan”), Employee is not entitled to a payment for his 2018 bonus unless he is employed on the payment date, which will occur after the Separation Date.  Notwithstanding the foregoing, the Company agrees to pay Employee his bonus for 2018 as if he had been employed on the payment date.   The bonus payment, if any, will be determined according to the terms of the Bonus Plan, will be pro-rated to include only the time following the closing of the acquisition of HTA by Verra Mobility Corporation, and will be payable on the date such bonuses are paid to other participants of the Bonus Plan.

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Employee acknowledges that he is not entitled to receive the Separation Benefits unless he validly executes this Agreement and complies with all of the obligations set forth herein, and that the Separation Benefits constitute adequate and sufficient consideration to support the promises set forth in this Agreement.  Employee also acknowledges that he is not entitled to any additional payment or benefit that is not expressly promised or described in this Agreement.

4.Release of Claims.

(a)Release and Released Parties.  In exchange for the Separation Benefits described in Section 3, and subject only to the exclusions of Section 4(b) below, Employee hereby RELEASES the Company, its parents, shareholders, subsidiaries, affiliates, predecessors, successors, assigns, related companies or entities, its and their employee benefit plans and administrators, and any and all of its and their respective current and former officers, directors, partners, insurers, agents, representatives, attorneys, accountants, actuaries, trustees, fiduciaries, and employees (the “Released Parties”) from any and all claims, demands or causes of action which Employee or Employee’s heirs, executors, administrators, agents, attorneys, representatives or assigns (all collectively included in the term “Employee” for purposes of this Paragraph 4), has, had or may have against any of the Released Parties, based on any events or circumstances arising or occurring on or before the date of Employee’s execution of this Agreement, including, but not limited to, any claims relating to Employee’s employment or termination of employment, and any rights of continued employment, reinstatement or reemployment with any of the Released Parties.  For the avoidance of doubt, and subject only to the exclusions in Section 4(b) of this Agreement, Employee expressly agrees, understands, and acknowledges that this is a general release that, to the fullest extent permitted by law, waives, surrenders, and extinguishes any and all claims that Employee has or may have against any of the Released Parties, whether known, unknown, foreseen, or unforeseen, including, but not limited to, the following:

(i)any claim(s) under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act (“ADEA”), the Americans with Disabilities Act, the Equal Pay Act, the Employee Retirement Income Security Act (“ERISA”), the Family and Medical Leave Act, the Genetic Information Nondiscrimination Act, the Health Insurance Portability and Accountability Act, 42 U.S.C. § 1981, or the WARN Act;

(ii)any claim(s) under any other applicable federal, state, or local or foreign law, statute, regulation, or ordinance regarding discrimination, harassment, retaliation, or any other subject matter;

(iii)any claim(s) for breach of contract, wrongful discharge, unjust dismissal, defamation, slander, libel, fraud, misrepresentation, negligence, intentional or negligent infliction of emotional distress; and

(iv)any other claim for damages or other relief arising under the common law or any theory of law or equity, including any claim for costs or attorney’s fees.

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(b)Claims Not Released.  The claims released in Section 4(a) of this Agreement do not include any claim or cause of action based on any of the following: (i) the right to vested benefits under any retirement plan; (ii) the right to continued benefits as required by COBRA; (iii) any right to receive workers’ compensation benefits or unemployment insurance as required by applicable law; (iv) any right to challenge the validity or enforce the terms of this Agreement; or (v) any claim which cannot be waived as a matter of law. For the avoidance of doubt, nothing herein waives or releases any claim that may arise after the Effective Date.

(c)Permitted Conduct.  Nothing in this Agreement prohibits Employee from filing a charge with the Equal Employment Opportunity Commission (“EEOC”) or any other government agency, nor does anything in this Agreement prohibit Employee from participating, cooperating, or testifying in any investigation or proceeding conducted by or pending before the EEOC or any other any government agency.  However, the Separation Benefits provided to Employee under Section 3 shall be the sole financial benefit that Employee is entitled to receive for any of the claims that Employee is releasing under Section 4.  Therefore, even though Employee can provide testimony or information or assistance in an investigation or in proceedings described in this Section 4(c), Employee’s participation therein will not entitle Employee to additional compensation from the Company or any of the Released Parties.  In fact, if Employee is awarded any monetary relief in connection with any lawsuit, legal proceeding, charge or complaint, that relief will be reduced by any amounts paid or payable by the Company under this Agreement.

5.Confidentiality, Intellectual Property, and Company Property.

(a)Confidential Information.  Employee understands and agrees that he remains bound by the terms of the “Employee Agreement Regarding Confidential and Proprietary Information” that he executed on April 25, 2016, a copy of which is being provided herewith (the “Confidentiality Agreement”).  Employee specifically acknowledges and reaffirms his ongoing obligations (a) not to use or disclose for his own benefit, or that of another employer or any person or party other than the Company, any Company Proprietary Information (as defined in the Confidentiality Agreement), (b) to return to the Company any and all Company property and all materials containing Company Proprietary Information in his possession on or prior to the Separation Date, and (c) to comply with his post-employment restrictions regarding the company’s customers, competitors and employees (the “Non-compete”, “Non-Solicitation and Non-interference” and “Non-disparagement” provisions).

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Notwithstanding the foregoing, Employee may disclose Confidential Information to the extent he is compelled to do so by lawful service of process, subpoena, court order, or as he is otherwise compelled to do by law or the rules or regulations of any regulatory body or governmental agency or instrumentality to which he is subject, including full and complete disclosure in response thereto, in which event he agrees (unless prohibited by law) to provide the Company with a copy of the documents seeking disclosure of such information promptly upon receipt of such documents and prior to his disclosure of any such information, so that the Company may, upon notice to the Employee, take such action as the Company deems appropriate in relation to such subpoena or request, and the Employee (unless otherwise compelled to do so by lawful service of process, subpoena, court order, or by law or the rules or regulations of any regulatory body or governmental agency or instrumentality) may not disclose any such information until the Company has had the opportunity to take such action.

(b) Company Property.  On or before the Separation Date, Employee will return to the Company all property belonging to the Company, including, but not limited to, laptops, mobile phones, identification badges, and credit cards.

6.Pay and Leave Confirmation.  Employee is not aware of any occasion on which the Company or any of the Released Parties failed to pay Employee for hours worked for or on behalf of the Company at the appropriate rate of pay.  Employee is not aware of any occasion when he was denied any leave that he was entitled to take under the Family and Medical Leave Act or any other law or regulation.

7.Cooperation in Litigation/Investigations.  If requested, from and after the Separation Date, Employee agrees to make himself reasonably available to the Company to respond to requests by the Company for documents and information concerning matters involving facts or events relating to the Company that may be within his knowledge, and further agrees to provide truthful information to the Company, as reasonably requested with respect to pending and future litigation, arbitrations, dispute resolutions, investigations or requests for information. Employee shall be reimbursed for his reasonable out-of-pocket expenses associated with any activities under this Section 7, including reimbursement for his time (using an hourly rate that is proportional to Employee’s annual salary in effect at the time of his Separation Date).

8.Confidentiality of Terms/Non Disparagement.

a)Confidentiality.  Employee has kept and agrees to keep the terms of this Agreement confidential and not to disclose such terms to anyone except Employee’s spouse, attorneys, or tax consultants, and agrees to take all steps necessary to assure confidentiality by those recipients.  If Employee discloses the terms of this Agreement to Employee’s spouse, attorneys, or tax consultants, Employee will advise them that they must not disclose the terms of this Agreement to anyone else and will be responsible for any such disclosure provided, however, that this section is not violated by a disclosure under circumstances that would justify the disclosure of Confidential Information under Section 5(a) above.

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b)Non-Disparagement.   Except as permitted by Sections 4 (c) and 5 (a), and in addition to any similar obligations imposed by the Confidentiality Agreement, Employee agrees that he will not directly or indirectly make any derogatory, disparaging, or defamatory statements concerning the Company or any of the Released Parties.  For purposes of this Agreement, a derogatory or disparaging statement is any communication, oral or written (including electronic communications), which would cause or reasonably tend to cause the recipient of the communication to question the business condition, integrity, competence, fairness or good character of the person to whom or entity to which the communication relates.

9.Liquidated Damages for Breach of Certain Obligations.  As you previously acknowledged when you signed the Confidentiality Agreement, a breach of the obligations you assumed to the Company in the Confidentiality Agreement could cause the Company irreparable damage.  Similarly, a breach of your obligations under Section 5 or Section 8 of this Agreement could irreparably damage the Company.  Consequently, and because the damage that a breach of those obligations would inflict on the Company is not an amount that the Parties can clearly ascertain at this time, but would likely be even greater than the Separation Benefits you will receiving under this Agreement, you agree that if you breach any of your obligations under Section 5 or Section 8 of this Agreement, you will return to the Company 100% of the Separation Benefits you received under this Agreement. THE REMEDIES SET FORTH IN THIS SECTION 9 ARE NOT EXCLUSIVE AND SHALL BE IN ADDITION TO ANY OTHER LEGAL OR EQUITABLE REMEDY THAT MAY BE AVAILABLE TO THE COMPANY IN THE EVENT OF A BREACH BY EMPLOYEE.

10.Acceptance.  You may accept this Agreement by delivering a signed original of the Agreement to Anat Gan Eden on or before twenty-one (21) calendar days from your Separation Date, provided such acceptance occurs on or after your Separation Date.  You are advised to consult with your own attorney prior to signing this Agreement.  If you sign and return this Agreement before the expiration of 21 days, you acknowledge that you have done so for the purpose of expediting your receipt of the Separation Benefits, and that you voluntarily and expressly waived your right to the full 21 day period to consider this Agreement.  After you sign this Agreement and return it, you will then have 7 days immediately thereafter (the “Revocation Period”) to revoke your acceptance of this Agreement.  If you decide to revoke your acceptance of this Agreement, you must send a letter declaring your decision to revoke your acceptance to Anat Gan Eden, which must be received before the expiration of the Revocation Period to be effective.  If you revoke this Agreement, you will not receive the Separation Benefits.  If the Company does not receive proper notice of revocation, this Agreement will become effective upon the expiration of the Revocation Period (the “Effective Date”).

11.Non-Admission.  This Agreement does not constitute and shall not be construed as an admission by the Company or any of the Released Parties that any of them has violated any law, interfered with any rights, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to Employee, and the Company expressly denies that it has engaged in any such conduct.

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12.Severability.  If any term or provision of this Agreement shall be determined by any court of competent jurisdiction to be invalid, illegal or unenforceable in whole or in part, and such determination shall become final, such provision or portion shall be deemed to be severed or limited, but only to the extent required to render the remaining terms and provisions of this Agreement enforceable.  This Agreement as thus amended shall be enforced so as to give effect to the intention of the Parties insofar as that is possible.  In addition, the Parties hereby expressly empower a court of competent jurisdiction to modify any term or provision of this Agreement to the extent necessary to comply with existing law and to enforce this Agreement as modified.

13.Choice of Law. This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the State of New York without regard to its choice-of-law principles.

14.Disputes. Any dispute, controversy, or claim arising out of or in connection with the employment relationship between the Parties or the termination of that relationship or arising out of or in connection with this Agreement, including any question regarding the existence, validity or termination of this Agreement, shall be finally resolved by arbitration under the rules of the American Arbitration Association in force as of the date of this Agreement, which rules are deemed to be incorporated by reference into this clause.  The place of arbitration shall be Phoenix, Arizona.

15. Deductions and Withholding.  The Company may deduct and withhold from any amounts payable to the Employee hereunder all federal, state, city or other taxes that the Company may reasonably determine are required to be deducted or withheld pursuant to any applicable law or regulation (it being understood that the Employee shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).

16.Headings.  The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

17.Entire Agreement.  Except as expressly set forth herein, this Agreement constitutes the entire agreement between the Parties and supersedes all prior negotiations and agreements regarding the subject matter contained herein. This Agreement shall be binding upon and inure to the benefit of, as applicable, Employee’s (on the one hand) and the Company’s and the Released Parties’ (on the other hand) respective successors, assigns, heirs, estates, and representatives. This Agreement shall not be amended or modified except in a writing signed by the Employee and the Company’s Chief Executive Officer.

18.Tax Code Section 409A Compliance. The intent of the Parties is that any payments and benefits under this Agreement that are subject to Section 409A of the Code comply with the requirements of Section 409A of the Code and any related regulations and other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.  Accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered in compliance therewith.  All expense reimbursements paid pursuant

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to this Agreement that are taxable income to the Employee shall in no event be paid later than the end of the calendar year next following the calendar year in which the Employee incurs such expense.  For purposes of applying the provisions of Section 409A of the Code to this Agreement, each separately identified amount to which the Employee is entitled under this Agreement shall be treated as a separate payment.  In addition, to the extent permissible under Section 409A of the Code, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event shall the Company be liable to Employee for any adverse tax consequences arising under Section 409A.

19.Employee’s Acknowledgment.  Employee acknowledges that he (a) has carefully read and understands the terms and conditions of this Agreement; (b) has had adequate opportunity to consult with counsel of his choosing concerning the consequences of signing this agreement and the release and waiver contained in Section 4; (c) is signing this Agreement knowingly and voluntarily of his own free will, without any duress, coercion or undue influence by the Company, its representatives, or other persons; (d) has not relied on any promise, statement, or representation by anyone associated with the Company that is not contained in this Agreement in deciding to sign this Agreement.  Employee specifically represents that he has not assigned or given to any other person or party the right to pursue any legal claim that falls within the scope of Section 4 of this Agreement.

NOW INTENDING TO BE LEGALLY BOUND THEREBY, the Parties have executed this Agreement on the date(s) set forth below.

Jon Routledge	Highway Toll Administration, LLC

Signature: /s/ Jon Routledge	By: /s/ David Roberts
David Roberts, CEO
(and on behalf of Verra Mobility Corp)

Date: 1/4/19	Date: 1/4/19

[Not to be signed prior to Separation Date]

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